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                                 INFU-TECH, INC.
                                AND SUBSIDIARIES

                                                                      Exhibit 21

                              List of Subsidiaries

The following are the subsidiaries of Infu-Tech, Inc. ("Infu-Tech" or the "Company").

A)  Infu-Tech, Inc. (a Delaware corporation).

    1) Infu-Tech, Inc. (a New Jersey corporation) (formerly Temporary Nursing Services, Inc.).

    2)  Infu-Tech of Florida, Inc. (a Florida corporation).

    3)  Infu-Tech of Massachusetts, Inc. (a Massachusetts corporation).

    4)  Infu-Tech of New York, Inc. (a New York corporation).

    5)  Infu-Tech of Tennessee, Inc. (a Tennessee corporation).

    6)  Intrx Medical, Inc. (a New Jersey corporation).